Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in Post-Effective Amendment No. 13 to the Registration Statement of Altria Group, Inc. on Form S-14 (File No. 2-96149) and in Altria Group, Inc.’s Registration Statements on Form S-3 (File No. 333-35143) and Form S-8 (File Nos. 333-28631, 333-20747, 333-16127, 33-1479, 33-10218, 33-13210, 33-14561, 33-1480, 33-17870, 33-38781, 33-39162, 33-37115, 33-40110, 33-48781, 33-59109, 333-43478, 333-43484, 333-128494, 333-71268, 333-139522 and 333-139523), of our report dated February 5, 2007, except for the impact of presenting Kraft Foods Inc. as a discontinued operation and the change in reportable segments as discussed in Notes 1, 4 and 15 which are as of October 3, 2007, relating to the consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Altria Group, Inc., which appears in this Current Report on Form 8-K of Altria Group, Inc. We also consent to the incorporation by reference of our report dated February 5, 2007, except for the impact of presenting Kraft Foods Inc. as a discontinued operation and the change in reportable segments which are as of October 3, 2007, relating to the financial statement schedule, which appears in this Current Report on Form 8-K.
/s/ PricewaterhouseCoopers LLP

New York, New York
October 3, 2007